UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 21, 2008 (May 15, 2008)

AMPAL-AMERICAN ISRAEL CORPORATION
(Exact Name of Registrant as Specified in Charter)

New York	0-538	13-0435685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Arlozorov Street Tel Aviv, Israel	62098
(Address of Principal Executive Offices)	(Zip Code)

(866) 447-8636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commenc2ement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) On May 15, 2008, Ampal-American Israel Corporation (the “Company”) entered into an agreement with Giora Bar-Nir, the Vice President Accounting and Controller of the Company, with respect to the termination of his employment with the Company. Pursuant to the terms of the agreement, Mr. Bar-Nir’s employment with the Company will terminate on May 15, 2008, and Mr. Bar-Nir will receive from the Company all unpaid salary and a performance bonus through the date of termination, as well as a lump sum amount equivalent to three months of his salary and other benefits.

(c)          Zahi Ben-Atav, 34, joined the Company on April 1, 2008, and on May 15, 2008, was appointed as the Company’s new Vice President - Accounting and Controller. From November 2005 until March 2008, Mr. Ben-Atav served as a controller at Celltick Technologies Ltd. (a software developer of content marketing on mobile devices). From November 2003 until November 2005, Mr. Ben-Atav was a controller at ClearForest Ltd. (a software developer of text analytics solutions). From January 2000 until November 2003, Mr. Ben-Atav was working as a senior manager at the accounting firm of PWC – Keselman & Keselman.

In connection with Mr. Ben-Atav’s appointment as Vice President – Accounting and Controller of the Company, Mr. Ben-Atav entered into an employment agreement with the Company (the “Agreement”) in the form filed as exhibit 10x to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Pursuant to the Agreement, Mr. Ben-Atav is eligible to participate in certain of the Company’s compensation programs, which include, without limitation, an annual cash bonus, severance and pension benefits, Company contributions for professional education, recreation pay and perquisites, among others. The compensation programs of the Company are described in Item 11, “Executive Compensation,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which descriptions are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: May 21, 2008	By:	/s/Yoram Firon
		Name:	Yoram Firon
		Title:	Vice President – Investments and Corporate Affairs

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